UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 4, 2017

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center, Suite 1500
Bethesda, MD 20814
(Address of Principal Executive Offices) (Zip Code)

(240) 744-1150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2017, DiamondRock Hospitality Company (the “Company”) announced that Thomas Healy was appointed Chief Operating Officer and Executive Vice President, Asset Management, effective January 16, 2017.  In this role, Mr. Healy will oversee the Company’s Asset Management Department and will report to Mark W. Brugger, President and Chief Executive Officer.

Mr. Healy has more than 25 years of hotel operations and asset management experience.  Mr. Healy has worked at Strategic Hotels and Resorts since 2006 and most recently served as EVP/Co-Head of Asset Management, a role in which he had oversight responsibility for the asset management function for both owned assets and third-party contracts and worked with both internal and external partners to drive asset value.  He worked and developed relationships with multiple Brands, Developers and Ownership Groups.    In this position, he had shared responsibility for the strategic and tactical execution for over 20 hotels generating $1.3 billion in revenue and $360 million EBITDA in 2015 across North America.  Prior to Strategic Hotels and Resorts, Mr. Healy served in various corporate and property operational roles for Starwood Hotels & Resorts and Hyatt Hotels & Resorts.  He worked in both hotel operations as General Manager in multiple assets as well as working at the corporate office for Starwood in Development.   He has received recognition for his efforts and was awarded “Turnaround Hotel of the Year” for Westin Hotels & Resorts and Regional New Build Award for his opening of the Sheraton Overland Park and Conference Center.   Mr. Healy is an alumnus of Johnson & Wales University where he earned a BS Hospitality Management and he earned a Masters with Distinction (MSc) in Hospitality and Tourism Leadership from the University of Strathclyde Business School, Cornell University and Ecole Hoteliere de Lausanne.

In connection with the offer letter, the Compensation Committee of the Board approved the following compensation for Mr. Healy, effective as of his first day of employment:

•                  Mr. Healy’s annual base salary will be $450,000.

•                  Mr. Healy will be eligible for an annual cash bonus, with a target bonus of 80% of his base salary, and a threshold and a maximum bonus of 40% and 160%, respectively, of his base salary.

•                  Mr. Healy will receive an award of $600,000 in equity-based incentive compensation consisting of a mix of restricted stock and performance stock units, which is expected to be granted in February 2017.  Thereafter, he will be eligible to receive an annual grant of equity-based incentive compensation at the same time the Compensation Committee of the Board approves the annual grants to other employees of the Company.

It is also expected that Mr. Healy and the Company will enter into a severance agreement in the form attached as Exhibit B to the offer letter.

Mr. Healy does not have any familial relationship requiring disclosure under Item 401(d) of Regulation S-K.  Mr. Healy does not have any related party interests requiring disclosure under Item 404(a) of Regulation S-K.

The above descriptions of the offer letter and the form of severance agreement are not complete and are qualified entirely by reference to the text of those agreements, which are filed as an exhibit (with the form of severance agreement filed as Exhibit B to the offer letter) to this Current Report on Form 8-K (“Current Report”) and are incorporated herein by reference.

ITEM 7.01. Regulation FD Disclosure

On January 4, 2017, the Company announced that Mr. Healy was appointed Chief Operating Officer and Executive Vice President, Asset Management, effective January 16, 2017.  A copy of that press release is attached to this Current Report as Exhibit 99.1 and is incorporated by reference herein.  The press release has also been posted in the investor relations/presentations section of its website at www.drhc.com.

The information in this Item 7.01 of this Current Report, including the exhibit attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

ITEM 9.01.  Financial Statements and Exhibits.

(d)         Exhibits.

The following exhibits are included with this report:

Exhibit No.	Description
10.1	Offer Letter, by and between DiamondRock Hospitality Company and Thomas Healy.

99.1	Press Release, dated January 4, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: January 4, 2017	By:	/s/ William J. Tennis
William J. Tennis
Executive Vice President, General Counsel and Corporate Secretary